OPTION TO PURCHASE

Date: April 14, 2023

Seller: ETX PARK FUND #1, LP, a Texas limited partnership

Seller’s Address: 225 E Parker Road, Nacogdoches, Texas 75965

Buyer: ETX PARK FUND #2, LLC, a Texas limited liability company

Buyer’s Address: 225 E Parker Road, Nacogdoches, Texas 75965

Property:	9.4 acres out of the western portion of Lot 27, Block 54 of the City of Nacogdoches, Texas

Option Fee: $1,000.00

Expiration Date: January 1, 2024

Contract: The Real Estate Sales Contract attached as Exhibit A

Purchase Price: $37,500 per acre

Underwriter: TBD

Escrow Agent: Nacogdoches Heritage Title Company

Escrow Agent Address: 103 N. Fredonia, Nacogdoches, Texas 75961

In consideration of the Option Fee, Seller grants to Buyer the exclusive and irrevocable option to purchase the Property on the following terms and conditions:

1.                   Application of Option Fee. The Option Fee will be applied to the Purchase Price.

2.                   Exercise of Option. To exercise the option, Buyer must execute and deliver to Seller the Contract by the Expiration Date. Within three business days of receiving Buyer’s signed Contract, Seller must execute and deliver the Contract to Escrow Agent.

3.                   Termination of Option. If Buyer does not exercise the option by the Expiration Date, the option terminates, Seller retains the Option Fee, and Buyer will execute and deliver to Seller a recordable release of the option.

4.                   Seller’s Default. If Buyer exercises the option but Seller does not timely execute and deliver the Contract, Buyer has all applicable remedies, including specific performance.

Optionor/Seller:

ETX PARK FUND #1, LP, by:

By:_________________________________

Brent Beal, Managing Partner

Date: ___________________________

Optionee/Buyer:

ETX PARK FUND #2, LLC:

By:_________________________________

Brent Beal, Manager

Date: ___________________________

EXHIBIT A

REAL ESTATE SALES CONTRACT

This Contract to buy and sell real property between ETX PARK FUND #1, LP, a Texas limited partnership (“Seller”) and ETX PARK FUND #2, LLC, a Texas limited liability company (“Buyer”) is effective on the date of the last of the signatures by Seller and Buyer and by the Title Company as escrow agent as defined below to acknowledge receipt of the Contract and the Earnest Money in good funds (“Effective Date”).

A.       Purchase and Sale of Property

A.1.       Purchase and Sale Agreement. Subject to the terms and provisions of this Real Estate Sales Contract (the “Contract”), Seller agrees to sell and convey to Buyer and Buyer agrees to buy and pay Seller for the property being 9.4 acres out of the western portion of Lot 27, Block 54 of the City of Nacogdoches, Texas, and more fully described in Exhibit A (“Land”), together with improvements to the Land, if any (“Improvements”), and the leases associated with the Land and Improvements (“Leases”), all collectively referred to as the “Property.”

A.2.       Adjusted Purchase Price. The purchase price is an adjusted purchase price when it is adjusted based on a current Survey as described in paragraph C.3. below. The purchase price will be adjusted on the basis of the Survey to equal the product of $37,500.00 multiplied by the number of net acres of surface area of the Land disclosed by the Survey (the “Purchase Price”).

A.3.       Payment of the Purchase Price. The Purchase Price will be paid in cash or certified funds, as required by the Title Company.

A.4.       Performance. All deadlines in this Contract expire at 5:00 p.m. local time where the Property is located. If a deadline falls on a Saturday, Sunday, or holiday, the deadline will be extended to the next day that is not a Saturday, Sunday, or holiday. A holiday is a day, other than a Saturday or Sunday, on which state or local governmental agencies and financial institutions are not generally open for business where the Property is located. Time is of the essence.

B.       Earnest Money

B.1.       Deposit of Earnest Money. Upon execution of this Contract, Buyer will deposit Earnest Money in good funds in the amount of $5,000.00, along with this fully executed Contract by Seller and Buyer with Nacogdoches Heritage Title (the “Title Company”), as escrow agent, located at 103 N. Fredonia Street, Nacogdoches, Texas, which sum may be invested by the Title Company in a federally insured, interest-bearing account pending disposition thereof in accordance with this Contract (such sum and the interest accrued thereon being hereinafter referred to collectively as the “Earnest Money”) and applied according to the terms of this Contract. The Title Company will acknowledge receipt of the Earnest Money by signing Title Company’s “Receipt for Earnest Money Deposit” at the end of this Contract and send copies thereof to Seller and Buyer.

B.2.       Interest on Earnest Money. Buyer may direct the Title Company to invest the Earnest Money in an interest-bearing account in a federally insured financial institution by giving notice to the Title Company and satisfying the Title Company’s requirements for investing the Earnest Money in an interest-bearing account. Any interest earned on the Earnest Money will become part of the Earnest Money.

B.3.       Application of Earnest Money. If the sale of the Property is consummated as contemplated in this Contract, then the Earnest Money will be applied to the Purchase Price at Closing. If this Contract is terminated prior to consummation of the sale of the Property in accordance with this Contract, then the Earnest Money will be applied in accordance with sections D. and G. below.

C.       Title and Survey

C.1.       Review of Title. The following statutory notice is provided to Buyer on behalf of the real estate licensees, if any, involved in this transaction: Buyer is advised that it should either have the abstract covering the Property examined by an attorney of Buyer’s own selection or be furnished with or obtain a policy of title insurance.

C.2.       Title Commitment; Title Policy. “Title Commitment” means a Commitment for Issuance of an Owner Policy of Title Insurance by Title Company stating the condition of title to the Land. The “effective date” stated in the Title Commitment must be after the Effective Date of this Contract. “Title Policy” means an Owner Policy of Title Insurance issued by the Title Company in conformity with the last Title Commitment delivered to and approved by Buyer.

C.3.       Survey. To be obtained by Buyer, at Buyer’s expense:

“Survey” means an on-the-ground, staked plat of survey and metes-and-bounds description of the Land, prepared by a Registered Professional Land Surveyor licensed by the state of Texas and acceptable to Buyer, Seller, and the Title Company, dated after the Effective Date, and certified to Seller, Buyer, Title Company, and any other person specified by Buyer to comply with the most recent Minimum Standard Detail Requirements and Accuracy Standards for ALTA/ACSM Land Title Surveys (“ALTA”), as published by the American Land Title Association and the National Society of Professional Surveyors for the Survey Category.

For purposes of the legal description for the Land to be included in the Title Policy and the Deed and other documents to be delivered at Closing, the field notes prepared by the surveyor will control any conflicts or inconsistencies with the legal description contained on Exhibit A herein or in the Title Commitment and such field notes will be incorporated herein by this reference upon completion and substituted on Exhibit A herein and included as the legal description for the Land in the Deed and the Title Commitment and Owner’s and Loan policies.

C.4.       Delivery of Title Commitment, Survey, and Legible Copies. Seller must deliver the Title Commitment and legible copies of the instruments referenced in the Title Commitment within 30 days from the Effective Date of this Contract.

C.5.       Title Objections. Buyer has 14 days after delivery of the last of the Title Commitment, legible copies of the instruments referenced in the Title Commitment, and the Survey if a new Survey is required by Buyer or Title Company (“Title Objection Deadline”) to review the Survey, Title Commitment, and legible copies of the title instruments referenced in them and notify Seller of Buyer’s objections to any of them (“Title Objections”). Buyer will be deemed to have approved all matters reflected by the Survey or Title Commitment to which Buyer has made no Title Objection by the Title Objection Deadline. The matters that Buyer either approves or is deemed to have approved are “Permitted Exceptions.” If Buyer notifies Seller of any Title Objections, Seller has 7 days from receipt of Buyer’s notice to notify Buyer whether Seller agrees to cure the Title Objections before Closing (“Cure Notice”). If Seller does not timely give its Cure Notice or timely gives its Cure Notice but does not agree to cure all the Title Objections before Closing, Buyer may, within 7 days after the deadline for the giving of Seller’s Cure Notice, notify Seller that either this Contract is terminated or Buyer will proceed to close, subject to Seller’s obligations, at or before Closing, to remove all liquidated liens; remove all exceptions that arise by, through, or under Seller after the Effective Date; and cure any other Title Objections that Seller has agreed to cure in the Cure Notice.

C.6.       Partial Release of Liens. If, as of the Effective Date, the Property is subject to any liens that secure indebtedness in excess of the estimated net proceeds of the Purchase Price after the satisfaction of brokers’ commissions and other transaction costs for which Seller is responsible, then Seller promptly must obtain a written agreement or agreements (collectively, the “Partial Release Agreement”) binding and enforceable against the holders of such liens (“Holders”) for the benefit of Seller. The Partial Release Agreement must constitute an agreement to release all of such liens with respect to the Property on the payment to the Holders of an amount that does not exceed the net proceeds of the Purchase Price after the satisfaction of brokers’ commissions and other transaction costs for which Seller is responsible. If Seller is required to provide a Partial Release Agreement, the Inspection Period will not commence until the executed Partial Release Agreement, in a form reasonably satisfactory to Buyer, is delivered to Buyer.

D.       Inspection Period and Buyer’s Right to Terminate

D.1 Inspection Period. Buyer’s inspection of the Property may be conducted commencing on the Effective Date of the Contract and ending at 5:00 p.m. local time where the Property is located, 21 days after the Effective Date (the “Inspection Period”).

D.2       Buyer’s Right to Terminate. Buyer may terminate this Contract for any reason by notifying Seller of the termination in writing before the end of the Inspection Period. Upon Buyer’s delivery of written notice of termination to the Seller, the Title Company is hereby authorized to deliver the Earnest Money to Buyer, less $100, which will be paid to Seller as consideration for the right granted by Seller to Buyer to terminate this Contract. Upon written request by Seller, Buyer will provide to Seller copies of the following reports related to the Property in Buyer’s possession: environmental reports, physical inspection reports, and surveys.

If Buyer does not deliver written notice to Seller of Buyer’s termination of the Contract before the end of the Inspection Period, Buyer waives the right to terminate this Contract pursuant to this provision.

D.3.       Review of Seller’s Records. Seller will make available to Buyer copies of Seller’s records specified in Exhibit C (“Seller’s Records”), or otherwise make Seller’s Records available for Buyer’s review (for instance, through an online file sharing service), within 7 days from the Effective Date of this Contract.

D.4.       Entry onto the Property. Buyer and its duly authorized agents and representatives may enter the Property before Closing, at Buyer’s cost and risk, subject to the following:

D.4.a.       Buyer must deliver evidence to Seller that Buyer has commercial general liability insurance, with coverages and in amounts that are substantially the same as those maintained by Seller or with such lesser coverages and in such lesser amounts as are reasonably satisfactory to Seller.

D.4.b.       Buyer may not interfere in any material manner with existing operations or occupants of the Property.

D.4.c.       Buyer must notify Seller in advance of Buyer’s plans to conduct tests so that Seller or Seller’s representatives may be present during the tests.

D.4.d.       If the Property is physically altered because of Buyer’s inspections, Buyer must return the Property to its preinspection condition promptly after the alteration occurs.

D.4.e.       Buyer must abide by any other reasonable entry rules imposed by Seller.

D.5.       Environmental Assessment. Prior to the end of the Inspection Period, Buyer has the right to conduct environmental assessments of the Property. Seller will provide, or will designate a person with knowledge of the use and condition of the Property to provide, information requested by Buyer or Buyer’s agent or representative regarding the use and condition of the Property during the period of Seller’s ownership of the Property. Seller will cooperate with Buyer in obtaining and providing to Buyer or its agent or representative information regarding the use and condition of the Property before Seller’s period of ownership to the extent that the information is within Seller’s possession or control.

D.6.       Buyer’s Indemnity and Release of Seller

D.6.a.       Indemnity. Buyer will indemnify, defend, and hold Seller harmless from any loss, attorney’s fees, expenses, or claims arising out of Buyer’s inspection of the Property, except those arising out of the acts or omissions of Seller and those for repair or remediation of existing conditions discovered by Buyer’s inspection. The obligations of Buyer under this provision will survive termination of this Contract and Closing, any other provision of this Contract to the contrary notwithstanding.

D.6.b.       Release. Buyer releases Seller and those persons acting on Seller’s behalf from all claims and causes of action (including claims for attorney’s fees and court and other costs) resulting from Buyer’s inspection of the Property

E.       Representations; As Is, Where Is Provision; Environmental Matters

The parties’ representations stated in sections A. and D. of Exhibit B are true and correct as of the Effective Date and must be true and correct on the Closing Date. A party who becomes aware that any of the representations of either party are not true and correct will promptly notify the other party. Unless a party notifies the other party to the contrary on or before the Closing Date, or a party has actual knowledge to the contrary as of the Closing Date, each party is entitled to presume that the representations of the other party in Exhibit B are true and correct as of the Closing Date.

The parties agree to the terms of section B. (As Is, Where Is) and section C. (Environmental Matters) in Exhibit B.

F.       Condition of the Property until Closing; Cooperation; No Recording of Contract

F.1.       Maintenance and Operation. Until Closing, Seller will (a) maintain the Property as it existed on the Effective Date, except for reasonable wear and tear and casualty damage; (b) use the Property in the same manner as it was used on the Effective Date; (c) comply with all Leases and other contracts of Seller pertaining to the Property in effect on the Effective Date and all laws and all governmental regulations affecting the Property; and (d) not encumber, transfer, or dispose of any of the Property, except to sell inventory, replace equipment, and use supplies in the normal course of operating the Property. Until the end of the Inspection Period, Seller will not enter into, amend, or terminate any Lease or other contract that affects the Property other than in the ordinary course of operating the Property and will promptly give notice to Buyer of each new, amended, or terminated Lease or other contract, including a copy of the Lease or other contract, in sufficient time so that Buyer may consider the new information before the end of the Inspection Period. If Seller’s notice is given within three days before the end of the Inspection Period, the Inspection Period will be extended for three days. After the end of the Inspection Period, Seller may not enter into, amend, or terminate any Lease or other contract that affects the Property without first obtaining Buyer’s written consent, which Buyer will have no obligation to grant and, if granted, may be conditioned in any manner Buyer in its sole discretion deems appropriate.

F.2.       Casualty Damage. Seller will notify Buyer promptly after discovery of any casualty damage to the Property. Seller will have no obligation to repair or replace the Property if it is damaged by casualty before Closing. Buyer may terminate this Contract if the casualty damage that occurs before Closing would materially affect Buyer’s intended use of the Property, by giving notice to Seller within fifteen days after receipt of Seller’s notice of the casualty (or before Closing if Seller’s notice of the casualty is received less than fifteen days before Closing). If Buyer does not terminate this Contract, Seller will (a) convey the Property to Buyer in its damaged condition, (b) assign to Buyer all of Seller’s rights under any property insurance policies covering the Property, and (c) credit to Buyer the amount of the deductibles and coinsurance provisions under any insurance policies covering the Property, but not in excess of the cost to repair the casualty damage and less any amounts previously paid or incurred by Seller to repair the Property. If Seller has not insured the Property and Buyer does not elect to terminate this Contract in accordance with this section, the Purchase Price will be reduced by the cost to repair the casualty damage less any amounts previously paid or incurred by Seller to repair the Property.

F.3.       Condemnation. Seller will notify Buyer promptly after Seller receives notice that any part of the Property has been or is threatened to be condemned or otherwise taken by a governmental or quasi-governmental authority. Buyer may terminate this Contract if the condemnation would materially affect Buyer’s intended use of the Property by giving notice to Seller within fifteen days after receipt of Seller’s notice to Buyer (or before Closing if Seller’s notice is received less than fifteen days before Closing). The condemnation will be deemed to materially affect Buyer’s intended use if the condemnation would eliminate all curb cuts on Park Street. If Buyer does not terminate this Contract, (a) Buyer and Seller will each have the right to appear and defend their respective interests in the Property in the condemnation proceedings, (b) any award in condemnation will be assigned to Buyer, (c) if the taking occurs before Closing, the description of the Property will be revised to delete the portion taken, and (d) no change in the Purchase Price will be made.

F.4.       Claims; Hearings. Seller will notify Buyer promptly after Seller receives notice of any claim or administrative hearing that is threatened, filed, or initiated before Closing that involves or directly affects the Property.

F.5.       Cooperation. Seller will cooperate with Buyer, (a) before and after Closing, to transfer the applications, permits, and licenses held by Seller and used in the operation of the Property and to obtain any consents necessary for Buyer to operate the Property after Closing, and (b) before Closing, with any reasonable evaluation, inspection, audit, or study of the Property prepared by, for, or at the request of Buyer.

F.6.       No Recording. Buyer may not file this Contract or any memorandum or notice of this Contract in the real property records of any county. If, however, Buyer records this Contract or a memorandum or notice, Seller may terminate this Contract and record a notice of termination.

F.7.       Cessation of Marketing and Other Activities. During the term of this Contract, Seller (a) will not contract to sell or lease the Property or grant any easement or other rights to the Property to any other person (whether or not such contract is denominated as a “back-up” contract); (b) will cease all efforts to market the Property to any other prospective buyer or lessee thereof; and (c) will inform any such prospective buyer or lessee inquiring as to the status of the Property that it is under contract of sale.

G.       Termination

G.1.       Disposition of Earnest Money after Termination

G.1.a.       To Buyer. If Buyer terminates this Contract in accordance with Buyer’s rights to terminate, Buyer will send a request for release of the Earnest Money to Seller, with a copy to the Title Company, to be signed by Seller. If Seller fails to deliver a signed release to the Title Company within fifteen days after delivery of the request for release, Buyer may make a written demand on the Title Company for the Earnest Money, and Title Company will promptly deliver a copy of the demand to Seller. Unless Seller delivers a written objection to the Title Company, within fifteen days after the Title Company delivers Buyer’s written demand for the Earnest Money, the Title Company will, without any further authorization from Seller, deliver the Earnest Money to Buyer, less $100, which will be paid to Seller as consideration for the right granted by Seller to Buyer to terminate this Contract.

G.1.b.       To Seller. If Seller terminates this Contract in accordance with Seller’s rights to terminate, Seller will send a request for release of the Earnest Money to Buyer, with a copy to the Title Company, to be signed by Buyer. If Buyer fails to deliver a signed release to the Title Company within fifteen days after delivery of the request for release, Seller may make a written demand on the Title Company for the Earnest Money, and the Title Company will promptly deliver a copy of the demand to Buyer. Unless Buyer delivers a written objection to the Title Company, within fifteen days after the Title Company delivers Seller’s written demand for the Earnest Money, the Title Company will, without any further authorization from Buyer, deliver the Earnest Money to Seller.

G.2.       Duties after Termination. If this Contract is terminated after the expiration of the Inspection Period, Buyer will promptly return to Seller or destroy as directed by Seller all of Seller’s records in Buyer’s possession or control. After return of the records, neither party will have further duties or obligations to the other under this Contract, except for those obligations that cannot be or were not performed before termination of this Contract or that expressly survive termination of this Contract.

H.       Closing

H.1.       Closing. This transaction will close (“Closing”) at the Title Company’s offices on _______________, 202__ (the “Closing Date”).

H.2. Conditions of Closing. Neither party will be obligated to close the sale and purchase of the Property unless the other party has satisfied the following conditions, any of which may be waived by the first party in its discretion:

H.2.a.       Representations and Warranties. The representations and warranties of the other party must be true and correct at Closing.

H.2.b.       Performance of Covenants and Agreements. The other party must have performed all covenants and agreements required to be performed at or before Closing by that party.

H.2.c.       No Bankruptcy. No voluntary or involuntary proceeding in bankruptcy shall be pending with respect to that party.

H.2.d.       Roadway; Retention Pond; Subdivision. Seller shall have completed the roadway described in A.3. to the specifications required by the City of Nacogdoches and shall have received approval from the City of Nacogdoches to subdivide the Property to allow the 9.4 acre parcel to be conveyed as a separate tract, zoned R-4. If required in order to subdivide the Property, Seller shall have complete a retention pond in compliance with requirements defined by a licensed civil engineer which satisfies any and all requirements of the City of Nacogdoches.

H.3.       Closing Documents; Title Company Documents. The parties will execute and deliver the following closing documents and any documents required by the Title Company.

H.3.a.       At Closing, Seller will deliver the following items:

Special Warranty Deed with Vendor’s Lien at Buyer’s option

Road Construction Agreement, substantially as set forth in Exhibit E

IRS Nonforeign Person Affidavit

Evidence of Seller’s authority to close this transaction

Notices, statements, and certificates as specified in Exhibit D

H.3.b.       At Closing, Buyer will deliver the following items:

Balance of Purchase Price

Evidence of Buyer’s authority to close this transaction

Deceptive Trade Practices Act waiver

Acknowledgment(s) of receipt of notices, statements, and certificates as specified in Exhibit D

Loan Documents required by third-party lender

The documents listed in these paragraphs H.3.a. and H.3.b. are collectively known as the “Closing Documents.” Unless otherwise agreed by the parties before Closing, the Closing Documents for which forms exist in the current edition of the Texas Real Estate Forms Manual (State Bar of Texas) will be prepared using those forms.

H.3.c.       Payment of Purchase Price. Buyer will deliver the Purchase Price and other amounts that Buyer is obligated to pay under this Contract to the Title Company in funds acceptable to the Title Company. The Earnest Money will be applied to the Purchase Price.

H.3.d.       Disbursement of Funds; Recording; Copies. The Title Company will be instructed to disburse the Purchase Price and other funds in accordance with this Contract, record the deed and the other Closing Documents directed to be recorded, and distribute documents and copies in accordance with the parties’ written instructions.

H.3.e.       Delivery of Originals. Seller will deliver to Buyer the originals of Seller’s Records.

H.3.f.       Possession. Seller will deliver possession of the Property to Buyer, subject to the Permitted Exceptions existing at Closing and any liens and security interests created at Closing to secure financing for the Purchase Price.

H.4.       Transaction Costs

H.4.a.       Seller’s Costs. Seller will pay the basic charge for the Title Policy; one-half of the escrow fee; the costs to prepare the deed; the costs to obtain, deliver, and record releases of any liens required to be released in connection with the sale; the costs to record documents to cure Title Objections agreed or required to be cured by Seller and to resolve matters shown in Schedule C of the Title

Commitment; the costs to obtain the certificates or reports of ad valorem taxes; the costs to deliver copies of the instruments described in paragraph C.5. and Seller’s records; any other costs expressly required to be paid by Seller in this Contract; and Seller’s attorney’s fees and expenses.

H.4.b.       Buyer’s Costs. Buyer will pay one-half of the escrow fee; the costs to obtain, deliver, and record all documents other than those to be obtained or recorded at Seller’s expense; the costs to obtain financing of the Purchase Price, including the incremental premium costs of the loan title policies and endorsements and deletions required by Buyer’s lender; any other costs expressly required to be paid by Buyer in this Contract; and Buyer’s attorney’s fees and expenses.

H.4.c.       Ad Valorem Taxes. Ad valorem taxes on the Property for all years before the calendar year of Closing must be paid by Seller at or before Closing. Ad valorem taxes for the Property for the calendar year of Closing will be prorated between Buyer and Seller as of the Closing Date. If the ad valorem taxes for the current year are assessed, the Title Company will pay the current year’s ad valorem taxes at Closing. If the ad valorem taxes for the current year are not assessed, Seller’s portion of the prorated taxes will be paid to Buyer at Closing as a credit to the Purchase Price. Buyer will assume the obligation to pay, and will pay in full, such taxes for the year of Closing before delinquency. If the assessment for the calendar year of Closing is not known at the Closing Date, the proration will be based on tax rates for the previous tax year applied to the most current assessed value, and Buyer and Seller will adjust the prorations in cash within thirty days after the actual assessment and taxes are known. Seller will promptly notify Buyer of all notices of proposed or final tax valuations and assessments that Seller receives after the Effective Date and after Closing.

H.4.d.       Income and Expenses. Income and expenses, including service contracts assumed by Buyer, general and special assessments, and sewer, water and other utility costs pertaining to the Property will be prorated as of the Closing Date on an accrual basis and paid at Closing as a credit or debit adjustment to the Purchase Price. Invoices that are received after Closing for operating expenses incurred on or before the Closing Date and not adjusted at Closing will be prorated between the parties as of the Closing Date, and Seller will pay its share within ten days after receipt of Buyer’s notice of the deficiency.

H.4.e.       Postclosing Adjustments. If errors in the prorations made at Closing are identified within ninety days after Closing, Seller and Buyer will make post-closing adjustments to correct the errors within fifteen days after receipt of notice of the errors.

H.4.f.       Brokers’ Commissions. Buyer and Seller represent that there are no real estate agents or brokers involved in this transaction and each indemnify and agree to defend and hold the other party harmless from any loss, attorney’s fees, and court and other costs arising out of a claim by any person or entity claiming by, through, or under the indemnitor for a broker’s or finder’s fee or commission because of this transaction or this Contract, whether the claimant is disclosed to the indemnitee or not.

H.5.       Issuance of Title Policy. Seller will cause the Title Company to issue the Title Policy to Buyer promptly after Closing.

I.       Default and Remedies

I.1. Seller’s Default; Remedies before Closing. If Seller fails to perform its obligations under this Contract or if Seller’s representations are not true and correct as of the Closing Date (“Seller’s Default”), Buyer may elect one of the following as its sole and exclusive remedy before Closing:

I.1.a.       Termination; Liquidated Damages. Buyer may terminate this Contract by giving notice to Seller on or before the Closing Date and have the Earnest Money, less $100 as described above, returned to Buyer. Unless Seller’s Default relates to the untruth or incorrectness of Seller’s representations for reasons not reasonably within Seller’s control, if Seller’s Default occurs after Buyer has incurred costs to inspect the Property after the Effective Date and Buyer terminates this Contract in accordance with the previous sentence, Seller will also pay to Buyer as liquidated damages Buyer’s actual out-of-pocket expenses incurred to inspect the Property after the Effective Date (“Buyer’s Expenses”), not to exceed the amount of $5,000.00 (“Buyer’s Liquidated Damages”), within ten days after Seller’s receipt of Buyer’s itemization of Buyer’s Expenses accompanied by reasonable evidence thereof.

I.1.b.       Specific Performance. Unless Seller’s Default relates to the untruth or incorrectness of Seller’s representations for reasons not reasonably within Seller’s control, Buyer may enforce specific performance of Seller’s obligations under this Contract, but any such action must be initiated, if at all, within 14 days after the breach or alleged breach of this Contract. If such action is not initiated within that period and this Contract has not previously been terminated, Buyer will be deemed to have elected to terminate this Contract as of the expiration of that period. If title to the Property is awarded to Buyer, the conveyance will be subject to the matters stated in the Title Commitment.

I.1.c.       Actual Damages. If Seller conveys or encumbers any portion of the Property before Closing so that Buyer’s ability to enforce specific performance of Seller’s obligations under this Contract is precluded or impaired, Buyer will be entitled to seek recovery from Seller for the actual damages sustained by Buyer by reason of Seller’s Default, including attorney’s fees and expenses and court costs.

I.2.       Seller’s Default; Remedies after Closing. If Seller’s representations are not true and correct at Closing due to circumstances reasonably within Seller’s control and Buyer does not become aware of the untruth or incorrectness of such representations until after Closing, Buyer will have all the rights and remedies available at law or in equity. If Seller fails to perform any of its obligations under this Contract that survive Closing, Buyer will have all rights and remedies available at law or in equity unless otherwise provided by the Closing Documents.

I.3.       Buyer’s Default; Remedies before Closing. If Buyer fails to perform any of its obligations under this Contract (“Buyer’s Default”), Seller may terminate this Contract by giving notice to Buyer on or before Closing and have the Earnest Money paid to Seller.

I.4.       Buyer’s Default; Remedies after Closing. If Buyer fails to perform any of its obligations under this Contract that survive Closing, Seller will have all rights and remedies available at law or in equity unless otherwise provided by the Closing Documents.

I.5.       Liquidated Damages. The parties agree that just compensation for the harm that would be caused by a default by either party cannot be accurately estimated or would be very difficult to accurately estimate and that Buyer’s Liquidated Damages or the Earnest Money are reasonable forecasts of just compensation to the nondefaulting party for the harm that would be caused by a default.

I.6.       Attorney’s Fees. If either party retains an attorney to enforce this Contract, the party prevailing in litigation is entitled to recover reasonable attorney’s fees and court and other costs.

J.       Miscellaneous Provisions

J.1.       Notices. Any notice required by or permitted under this Contract must be in writing. Any notice required by this Contract will be deemed to be given (whether received or not) the earlier of receipt or three business days after being deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this Contract. Notice may also be given by regular mail, personal delivery, courier delivery, or e-mail and will be effective when received, provided that (a) any notice received on a Saturday, Sunday, or holiday will be deemed to have been received on the next day that is not a Saturday, Sunday, or holiday and (b) any notice received after 5:00 p.m. local time at the place of delivery on a day that is not a Saturday, Sunday, or holiday will be deemed to have been received on the next day that is not a Saturday, Sunday, or holiday. Any address for notice may be changed by not less than ten days’ prior written notice given as provided herein. Copies of each notice must be given by one of these methods to the attorney of the party to whom notice is given.

To Buyer: ETX PARK FUND #2, LLC, attn Brent Beal, Manager

brent@etxinvestments.com

To Seller: ETX PARK FUND #1, LP, attn Kenneth D. Deppisch, Attorney

ken@deppischlaw.com

J.2.       Entire Agreement. This Contract, its exhibits, and any Closing Documents are the entire agreement of the parties concerning the sale of the Property by Seller to Buyer. There are no representations, warranties, agreements, or promises pertaining to the Property or the sale of the Property by Seller to Buyer, and Buyer is not relying on any statements or representations of Seller or any agent of Seller, that are not in this Contract, its exhibits, and any Closing Documents.

J.3.       Amendment. This Contract may be amended only by an instrument in writing signed by the parties.

J.4.       Prohibition of Assignment. Buyer may not assign this Contract or Buyer’s rights under it without Seller’s prior written consent, which Seller has no obligation to grant and which, if granted, may be conditioned in any manner Seller deems appropriate, and any attempted assignment without Seller’s consent is void. The consent by Seller to any assignment by Buyer will not release Buyer of its obligations under this Contract, and Buyer and the assignee will be jointly and severally liable for the performance of those obligations after any such assignment.

J.5.       Survival. The provisions of this Contract that expressly survive termination or Closing and other obligations of this Contract that cannot be performed before termination of this Contract or before Closing survive termination of this Contract or Closing, and the legal doctrine of merger does not apply to these matters. If there is any conflict between the Closing Documents and this Contract, the Closing Documents control. The representations made by the parties as of Closing survive Closing.

J.6.       Choice of Law; Venue. This Contract is to be construed under the laws of the state of Texas, without regard to choice-of-law rules of any jurisdiction. Venue is in the county where the property is located.

J.7.       Waiver of Default. Default is not waived if the nondefaulting party fails to declare a default immediately or delays taking any action with respect to the default.

J.8.       No Third-Party Beneficiaries. There are no third-party beneficiaries of this Contract.

J.9.       Severability. If a provision in this Contract is unenforceable for any reason, to the extent the unenforceability does not destroy the basis of the bargain among the parties, the unenforceability does not affect any other provision of this Contract, and this Contract is to be construed as if the unenforceable provision is not a part of the Contract.

J.10.       Ambiguities Not to Be Construed against Party Who Drafted Contract. The rule of construction that ambiguities in a document are construed against the party who drafted it does not apply in interpreting this Contract.

J.11.       No Special Relationship. The parties’ relationship is an ordinary commercial relationship, and the parties do not intend to create the relationship of principal and agent, partners, joint venturers, or any other special relationship.

J.12.       Counterparts. If this Contract is executed in multiple counterparts, all counterparts taken together constitute this Contract. Copies of signatures to this Contract are effective as original signatures.

J.13.       Confidentiality. This Contract, this transaction, and all information learned in the course of this transaction will be kept confidential, except to the extent disclosure is required by law or court order or to enable third parties to advise or assist Buyer to inspect the Property or Seller or Buyer to close this transaction. Remedies for violations of this provision are limited to injunctions, and no damages or rescission may be sought or recovered as a result of any such violations.

J.14.       Binding Effect. This Contract binds, benefits, and may be enforced by the parties and their respective heirs, successors, and permitted assigns.

K.       Exhibits

The following are attached to and are a part of this Contract:

Exhibit A—Legal Description of Land

Exhibit B—Representations; Environmental Matters

Exhibit C—Seller’s Records

Exhibit D—Notices, Statements, and Certificates

Exhibit E —Road Construction Agreement

FORM ONLY – DO NOT SIGN

Title Company’s Acceptance of Contract

Title Company, by its execution and delivery of this Real Estate Sales Contract, acknowledges it is “the person responsible for closing” the transaction that is the subject of this Contract pursuant to section 6045(e) of the Internal Revenue Code and to prepare and file all informational returns, including, without limitation, IRS Form 1099S, and to otherwise comply with the provisions of section 6045(e) of the Internal Revenue Code, and acknowledges receipt of a fully executed counterpart of this Real Estate Sales Contract on this ____ day of _________, 20__.

NACOGDOCHES HERITAGE TITLE COMPANY:

By _________________________________

Name:

Title:

Receipt for Earnest Money Deposit

Title Company acknowledges receipt of the Earnest Money deposit of $5,000.00 required under this Real Estate Sales Contract on this ____ day of _________, 20__.

NACOGDOCHES HERITAGE TITLE COMPANY:

By _________________________________

Name:

Title:

Exhibit A

Legal Description of Land

[to be supplemented once Survey complete]

Exhibit B

Representations; Environmental Matters

A.       Seller’s Representations to Buyer

Seller represents to Buyer that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date, unless Seller has given Buyer notice of any changes prior to the Closing Date that such circumstances have changed due to causes not reasonably within Seller’s control.

A.1.       Authority. Seller is a Texas limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas with authority to perform its obligations under this Contract. This Contract is binding on Seller. This Contract is, and all documents required by this Contract to be executed and delivered to Buyer at Closing will be, duly authorized, executed, and delivered by Seller.

A.2.       Litigation. Seller has not received written notice and has no actual knowledge of any litigation pending or threatened against the Property or Seller that might adversely affect the Property or Seller’s ability to perform its obligations under this Contract.

A.3.       Violation of Governmental Requirements. Seller has not received written notice and has no actual knowledge of violation of any law, ordinance, regulation, restriction, or legal requirements affecting the Property or Seller’s use of the Property.

A.4.       Licenses, Permits, and Approvals. Seller has not received written notice and has no actual knowledge that any license, permit, or approval necessary to use the Property in the manner in which it is currently being used has expired or will not be renewed on expiration or that any material condition will be imposed to use or renew the same.

A.5.       Condemnation; Zoning; Land Use; Hazardous Materials. Seller has not received written notice and has no actual knowledge of any condemnation, zoning, land use, hazardous materials, or other proceedings affecting the Property or any written inquiries or notices by any governmental authority or third party with respect to condemnation, zoning, or other land-use regulations or the presence of hazardous materials affecting the Property.

A.6.       Terrorist Organizations Lists. Seller is not, and Seller has no actual knowledge that any of its partners, members, shareholders, owners, employees, officers, directors, representatives, or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury or under any statute, executive order, or other governmental action.

A.7.       No Other Obligation to Sell Property or Restriction against Sale. Seller is not obligated to sell any of the Property to any person other than Buyer. Seller’s performance of this Contract will not cause a breach of any other agreement or obligation to which Seller is a party or by which Seller or the Property is bound.

A.8.       No Liens. On the Closing Date, the Property will be free and clear of all mechanic’s and materialman’s liens and other liens and encumbrances of any nature not arising by, through, or under Buyer except the Permitted Exceptions or liens to which Buyer has given its consent in writing, and no work or materials will have been furnished to the Property by Seller that might give rise to mechanic’s, materialman’s, or other liens against the Property other than work or materials to which Buyer has given its consent in writing.

A.9.       Seller’s Records. The records provided by Seller to Buyer for Buyer’s inspections will be true, correct, and complete copies of the records in Seller’s possession or control. The records that were prepared by or under Seller’s supervision and control will be true, correct, and complete in all material respects. Unless Seller notifies Buyer to the contrary at the time of delivery of records provided by Seller to Buyer that were not prepared by or under Seller’s supervision and control, Seller has no actual knowledge that such records are not true, correct, and complete in any material respect.

A.10.       No Other Representation. Except as stated above or in the notices, statements, and certificates set forth in Exhibit D, Seller makes no representation with respect to the Property.

A.11.       No Warranty. Except as set forth in this Contract and in the Closing Documents, Seller has made no warranty in connection with this transaction.

B.       “As Is, Where Is”

This Contract is an arm’s-length agreement between the parties. The Purchase Price was bargained on the basis of an “AS IS, WHERE IS” transaction and reflects the agreement of the parties that there are no representations, disclosures, or express or implied warranties, except those in this Contract and the Closing Documents.

Buyer is not relying on any representations, disclosures, or express or implied warranties other than those expressly contained in this Contract and the Closing Documents. Buyer is not relying on any information regarding the Property provided by any person, other than Buyer’s own inspection and the representations and warranties contained in this Contract and the Closing Documents.

The provisions of this section B. regarding the Property will be included in the deed with appropriate modification of terms as the context requires.

C.       Environmental Matters

After Closing, Buyer releases Seller from liability for environmental problems affecting the Property, including liability (1) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Texas Solid Waste Disposal Act, or the Texas Water Code; or (2) arising as the result of theories of products liability and strict liability, or under new laws or changes to existing laws enacted after the Effective Date that would otherwise impose on sellers in this type of transaction new liabilities for environmental problems affecting the Property. This release applies even when the environmental problems affecting the Property result from Seller’s own negligence or the negligence of Seller’s representative.

The provisions of this section C. regarding the Property will be included in the deed with appropriate modification of terms as the context requires.

D.       Buyer’s Representations to Seller

Buyer represents to Seller that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date, unless Buyer has given Seller notice of any changes prior to the Closing Date that such circumstances have changed due to causes not reasonably within Buyer’s control.

D.1.       Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Texas with authority to perform its obligations under this Contract. This Contract is binding on Buyer. This Contract is, and all documents required by this Contract to be executed and delivered to Seller at Closing will be, duly authorized, executed, and delivered by Buyer.

D.2.       Terrorist Organizations Lists. Buyer is not, and Buyer has no actual knowledge that any of its partners, members, shareholders, owners, employees, officers, directors, representatives, or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury or under any statute, executive order, or other governmental action.

Exhibit C

Seller’s Records

To the extent that Seller has possession or control of the following items pertaining to and currently impacting the Property, Seller will deliver or make the items or copies of them available to Buyer by the deadline stated in paragraph D.3.:

Governmental

governmental licenses, certificates, permits, and approvals

tax statements for the current year and the last 2 years

notices of appraised value for the current year and the last 2 years records of any tax exemption, special use, or other valuation or exemption applicable to the Property records of regulatory proceedings or violations (for example, condemnation, environmental)

Land

soil reports

environmental reports and other information regarding the environmental condition of the Property water rights

engineering reports

prior surveys

site plans

Licenses, Agreements, and Encumbrances

all licenses, agreements, and encumbrances (including all amendments and exhibits) affecting title to or use of the Property that have not been recorded in the real property records of the county or counties in which the Property is located

Exhibit D

Notices, Statements, and Certificates

The notices, statements, and certificates (arranged by their application to particular transactions) that are listed below are included in the sales contract and attached for delivery to Buyer, and Buyer acknowledges receipt of the notices, statements, and certificates by executing this contract:

A.

A.1.       Seller’s Disclosure of Location of Conditions under Surface of Unimproved Real Property. Seller’s disclosure of the location of pipelines under the surface of unimproved property to be used for residential purposes, described in section 5.013 of the Texas Property Code. A seller of unimproved property to be used for residential purposes shall provide the purchaser written notice disclosing the location of any transportation pipeline to the best of the seller’s belief and knowledge as of the date the notice is completed and signed by the seller. If the information required to be disclosed is not known by the seller, the seller shall indicate that fact in the notice. A seller is not required to give this notice if (a) the seller is obligated under the terms of the contract to furnish a title insurance commitment to the buyer before Closing and (b) the buyer is entitled to terminate the contract if the buyer’s objections to title as permitted by the contract are not cured by the seller before Closing.

B.       All Real Property Transaction Notices

B.1.       Notice to Purchaser Regarding Restrictive Covenants. Notice of deed restrictions, described in section 212.155 of the Texas Local Government Code.

B.2.       Notice Regarding Possible Liability for Additional Taxes. Notice of additional tax liability for vacant land that has been subject to a special tax appraisal method, described in section 5.010 of the Texas Property Code.

B.3.       Utility District Notice. Notice concerning the bonded indebtedness of, or rates to be charged by, a utility or other special district, described in section 49.452 of the Texas Water Code, with the form of notice to be used being dependent on whether the property (a) is located in whole or in part within the extraterritorial jurisdiction of one or more home-rule municipalities but is not located within the corporate boundaries of a municipality, (b) is located in whole or in part within the corporate boundaries of a municipality, or (c) is not located in whole or in part within the corporate boundaries of a municipality or the extraterritorial jurisdiction of one or more home-rule municipalities.

Exhibit E

Road Construction Agreement

This Road Construction Agreement (“Agreement”) between ETX PARK FUND #1, LP, a Texas limited partnership (“Seller”) and ETX PARK FUND #2, LLC, a Texas limited liability company (“Buyer”), will be effective as of the Closing Date of the Real Estate Sales Contract to which it is appended, above (“Contract”). Terms capitalized in this agreement will have the same meaning given such terms in the Contract, unless they are explicitly defined differently in this Agreement.

At Closing, Seller agrees to segregate and place into escrow an amount equal to $15,000 multiplied by the number of net acres of surface area of the Land disclosed by the Survey as described in paragraph C.3. of the Contract (“Road Construction Amount.”) The Road Construction Amount will be held by the Seller for 36 months following the Closing Date (the “Road Construction Period”).

Following the Closing Date, Buyer intends to build an access road from Park Street to the Property which extends to, more or less, the southern boundary of the Property built to specifications provided by the City of Nacogdoches (“Access Road”). Buyer and Seller agree that the Access Road will provide a benefit to Seller as it will provide access to Seller’s remaining land, increasing its value and usability.

Therefore, if the Access Road is substantially completed during the Road Construction Period, and the Access Road receives approval by the City of Nacogdoches that would allow the Access Road to be dedicated to the City of Nacogdoches as a city roadway, then Seller agrees to pay the Buyer the Road Construction Amount within 30 days of Buyer providing written certification of the completion of the Access Road. The Road Construction Amount will be paid in cash or certified funds only.

FORM ONLY – DO NOT SIGN